Exhibit (a)(1)(A)

Offer to Purchase for Cash

By

OPTEX SYSTEMS HOLDINGS, INC.

Of up to $4.25 Million in Value of Shares of its Common Stock
At a Purchase Price not Greater Than $2.75 per Share
Nor Less Than $2.35 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 15, 2022, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Optex Systems Holdings, Inc., a Delaware corporation (the “Company,” “Optex,” “we,” “our” or “us”), invites holders of our Common Stock, $0.001 par value (CUSIP number: 68384X209) (the “Common Stock”), to tender up to $4.25 million in value of shares of our Common Stock, for purchase by us at a price not greater than $2.75 nor less than $2.35 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $2.75 nor less than $2.35 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock tendered and the prices specified by tendering stockholders. Promptly after the Expiration Date, we will review the prices chosen by stockholders for all of the shares of Common Stock properly tendered and not properly withdrawn. We will then select the lowest single purchase price (such purchase price, the “Final Purchase Price”) within the price range specified or deemed specified above that will allow us to purchase $4.25 million in value of shares of Common Stock, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares of Common Stock having an aggregate value of less than or equal to $4.25 million are properly tendered and not properly withdrawn, we will buy all shares of Common Stock properly tendered and not properly withdrawn. All shares of Common Stock purchased in the Offer will be purchased at the Final Purchase Price, including those shares of Common Stock tendered at a price lower than the Final Purchase Price. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, we may not purchase all of the shares of Common Stock tendered at or below the Final Purchase Price if shares of Common Stock representing more than $4.25 million (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn. Shares of Common Stock not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of shares of Common Stock sought in the Offer, in each case subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of our outstanding shares of Common Stock without amending or extending the Offer. See Section 1, Section 3 and Section 4. At the maximum Final Purchase Price of $2.75 per share of Common Stock, we could purchase 1,545,454 shares of Common Stock if the Offer were fully subscribed, which would represent approximately 18.6% of our issued and outstanding shares of Common Stock as of August 15, 2022. At the minimum Final Purchase Price of $2.35 per share of Common Stock, we could purchase 1,808,510 shares of Common Stock if the Offer were fully subscribed, which would represent approximately 21.7% of our issued and outstanding Common Stock as of August 15, 2022.

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The Offer is not conditioned upon the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Our Common Stock is traded over-the-counter on the OTCQB under the symbol “OPXS.” On August 17, 2022, the last full trading day before we announced the Offer, the last reported sale price of the Common Stock was $2.00 per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 8.

Our board of directors has approved the Offer. However, none of the Company, any member of our board of directors, or InvestorCom Inc. (“InvestorCom”), the Information Agent, or Continental Stock Transfer & Trust Company, the Depositary for the Offer, makes any recommendation to you as to whether you should tender or refrain from tendering your shares of Common Stock, or as to the price or prices at which you may choose to tender your shares. None of the Company, any member of our board of directors, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares of Common Stock and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer before, taking any action with respect to the Offer. See Section 2.

Our officers and directors are entitled to participate in the Offer on the same basis as all other stockholders and certain of our officers and directors have indicated an interest in tendering shares in the Offer. In addition, beneficial owners of 5% or more of the shares of Common Stock may also decide to tender shares in the Offer. The proportional holdings of those directors, executive officers or 5%+ beneficial owners who do not tender any of their shares of Common Stock pursuant to the Offer will automatically increase with respect to their relative percentage of ownership interest in the Company, at no additional cost to them. After expiration or termination of the Offer, our directors, executive officers and 5%+ beneficial owners may, subject to applicable law, and applicable policies and practices of the Company, sell their shares of Common Stock from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to holders of Common Stock in the Offer. See Section 10.

Neither the SEC, any state securities commission nor any other regulatory body has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

Questions and requests for assistance may be directed to the Information Agent at the telephone number and address set forth on the back cover page of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other documents associated with the Offer, you should contact the Information Agent, who will promptly furnish to stockholders additional copies of these materials at our expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Offer to Purchase dated August 18, 2022

IMPORTANT

If you want to tender all or any portion of your shares of Common Stock, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on September 15, 2022 (unless the Offer is extended):

●	if your Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares of Common Stock for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible to determine the times by which such owners must take action in order to participate in the Offer;

●	if you hold certificates registered in your own name or hold shares of Common Stock in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your shares of Common Stock and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer, at the proper address shown on the back cover of this Offer to Purchase; or

●	if you are an institution participating in The Depository Trust Company (“DTC”), tender your shares of Common Stock according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares of Common Stock but (a) your certificates for the Common Stock are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your shares of Common Stock if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that we will purchase your shares of Common Stock in the Offer, you should check the box in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined Under the Offer.” Shares of Common Stock tendered pursuant to that section will be deemed to have been tendered at a price of $2.35 per share of Common Stock (which is the minimum price per share under the Offer) for purposes of determining the Final Purchase Price and, after determination of the Final Purchase Price, all such “Purchase Price Tenders” will be deemed to have been made at the Final Purchase Price. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your shares of Common Stock being purchased at the minimum price of $2.35 per share.

To properly tender shares of Common Stock, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering your shares.

On September 22, 2021, our board of directors authorized the repurchase of up to $1 million in shares of our Common Stock, which did not include the shares of Common Stock to be purchased in the Offer. Through August 15, 2022, we have purchased a total of 226,509 shares of our Common Stock for an aggregate purchase price amount of approximately $440,000, leaving approximately $560,000 remaining that we may use toward the repurchase of shares pursuant to such repurchase authorization. We will not repurchase any of our Common Stock pursuant to this repurchase authorization from the commencement of the Offer until ten business days after the Offer is completed or terminated.

Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase shares of our Common Stock. The amount of Common Stock we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms and the timing of blackout periods in which we are restricted from repurchasing shares of Common Stock as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), generally prohibits us and our affiliates from purchasing any shares of Common Stock, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase shares of Common Stock, whether or not any shares of Common Stock are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

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We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Stock pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

If you have any questions regarding the Offer, please contact InvestorCom, the Information Agent for the Offer, at (203) 972-9300.

References herein to our board of directors include any authorized committee thereof.

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely on any recommendation, or any such information or representation, as having been authorized by us, the Depositary or the Information Agent.

The statements made in this Offer to Purchase are made as of the date on the cover page and the statements incorporated by reference are made as of the date of the documents incorporated by reference. The delivery of this Offer to Purchase and the related Letter of Transmittal shall not under any circumstances create any implication that the information contained herein or incorporated by reference is correct as of a later date or that there has not been any change in such information or in our affairs since such dates.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the topics in this summary.

Who is offering to purchase my Shares of Common Stock?

The issuer of the shares of Common Stock, Optex Systems Holdings, Inc., a Delaware corporation, which we refer to as the “Company,” “Optex” “we,” “our” or “us,” is offering to purchase the shares of Common Stock. See Section 1.

What is Optex offering to purchase?

We are offering to purchase up to $4.25 million in value of shares of Common Stock. See Section 1.

What is the purpose of the Offer?

In considering the Offer, the board of directors reviewed, with the assistance of management and our advisors, our results of operations, current liquidity (or cash) position, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors the board of directors deemed relevant. The board of directors considered various other potential uses of the Company’s cash surplus, including without limitation the payment of dividends, a bulk repurchase from a major stockholder, capital expenditures, product line development/acquisitions, other acquisitions, and risk-free or low-risk short term investments. Following this review, the board of directors determined that the Offer is a prudent use of our financial resources and presents an appropriate use of the Company’s cash surplus. We believe the Offer is an appropriate mechanism to return capital to our stockholders that seek liquidity under current market conditions.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Common Stock and, thereby, receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares of Common Stock without potential disruption to the Common Stock share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company at no additional cost to them. See Section 2, Section 8 and Section 10.

The Offer also provides our stockholders with an efficient way to sell their shares of Common Stock without incurring broker’s fees or commissions associated with open market sales (stockholders who hold shares of Common Stock through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary). Furthermore, “odd lot holders” who hold shares of Common Stock registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares. See Section 1 and Section 2.

How many Shares of Common Stock will the Company purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $4.25 million in value of shares of Common Stock in the Offer or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn pursuant to the Offer. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of shares of Common Stock that will be purchased will not be known until after that time.

As of August 15, 2022, we had 8,320,411 issued and outstanding shares of Common Stock.

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At the maximum Final Purchase Price of $2.75 per share of Common Stock, we could purchase 1,545,454 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 18.6% of our issued and outstanding shares of Common Stock as of August 15, 2022. At the minimum Final Purchase Price of $2.35 per share of Common Stock, we could purchase 1,808,510 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 21.7% of our issued and outstanding Common Stock as of August 15, 2022. If, based on the Final Purchase Price determined in the Offer, more than $4.25 million in value of shares of Common Stock are properly tendered and not properly withdrawn, we will purchase all shares of Common Stock tendered at or below the Final Purchase Price on a pro rata basis.

We expressly reserve the right to purchase up to an additional 2% of our outstanding shares of Common Stock in the Offer, subject to applicable law. See Section 1. In exercising this right, we may increase the Final Purchase Price to allow us to purchase all such additional shares.

The Offer is not conditioned on the receipt of financing any minimum number of shares of Common Stock being tendered, but is subject to certain other conditions. See Section 6.

What will the purchase price for the shares of Common Stock be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price (in multiples of $0.10), within a price range specified by us, at which you are willing to sell your shares of Common Stock.

The price range for the Offer is $2.35 to $2.75 per share of Common Stock. We will select the single lowest purchase price (in multiples of $0.10), not greater than $2.75 nor less than $2.35 per share of Common Stock, that will allow us to purchase up to $4.25 million in value of Common Stock at such price, based on the number of shares of Common Stock tendered, or, if fewer shares of Common Stock are properly tendered and not properly withdrawn, all shares of Common Stock that are properly tendered and not properly withdrawn. We will purchase all shares of Common Stock at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any shares of Common Stock tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your shares of Common Stock, you should check the box in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined Under the Offer,” indicating that you will accept the Final Purchase Price we determine. If you agree to accept the Final Purchase Price determined in the Offer, your shares of Common Stock will be deemed to have been tendered at the minimum price of $2.35 per share of Common Stock. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your shares of Common Stock being purchased at the minimum price of $2.35 per share of Common Stock, a price that could be below the last reported sale price of the Common Stock on the OTCQB on the Expiration Date.

If we purchase your shares of Common Stock in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Stockholders are urged to obtain current market quotations for the Common Stock before deciding whether and at what purchase price or purchase prices to tender their shares of Common Stock. See Section 7.

How will we pay for the Common Stock?

The maximum value of Common Stock purchased in the Offer will be $4.25 million. We plan to use existing cash resources to purchase shares of Common Stock in the Offer and pay the related fees and expenses. The Offer is not subject to a financing condition. See Section 8.

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How long do I have to tender my shares of Common Stock?

You may tender your shares of Common Stock until the Offer expires. The Offer will expire on September 15, 2022 at 5:00 p.m., New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason in accordance with applicable law. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 13. If a broker, dealer, commercial bank, trust company or other nominee holds your shares of Common Stock, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares of Common Stock to find out its deadline. See Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible to determine the times by which such owners must take action in order to participate in the Offer.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion in accordance with applicable law. If we extend the Offer, we will delay the acceptance of any shares of Common Stock that have been tendered. See Section 13. We can terminate the Offer under certain circumstances. See Sections 6 and 13.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your shares of Common Stock until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment. See Section 13.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered shares of Common Stock depends upon a number of conditions being satisfied or waived on or prior to the Expiration Date, including:

●	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

●	no general suspension of trading in, or general limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

●	no decrease of more than 10% in the market price of the shares of Common Stock or in the general level of market prices for equity securities in the United States or the NYSE Composite Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date, shall have occurred;

●	no occurrence of a natural disaster or the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, directly or indirectly involving the United States shall have occurred on or after August 18, 2022 nor shall any material escalation or worsening threat which had commenced prior to August 18, 2022 have occurred (including with respect to the coronavirus (“COVID-19”) pandemic, to the extent that there is any material adverse development related thereto on or after August 18, 2022, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

●	no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares of Common Stock shall have occurred;

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●	no person shall have proposed, announced or made a tender or exchange offer for the shares of Common Stock (other than the Offer), merger, business combination or other similar transaction involving us;

●	no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares of Common Stock (other than as publicly disclosed in a filing with the SEC on or before August 18, 2022) In addition, no new group shall have been formed since August 18, 2022 that beneficially owns more than 5% of the outstanding shares of Common Stock;

●	no person (including a group) that has publicly disclosed in a filing with the SEC on or before August 18, 2022 it has beneficial ownership of more than 5% of the outstanding shares of Common Stock shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding shares of Common Stock;

●	no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have proposed, announced or taken certain actions reflecting an intent to acquire us or any of our assets or securities;

●	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

●	we shall not have determined that as a result of the consummation of the Offer and the purchase of shares of Common Stock that there will be a reasonable likelihood that the Common Stock will not be eligible to trade on the OTCQB.

See Section 6 for a complete list of the conditions to the Offer. Each of the conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned on any minimum number of shares of Common Stock being tendered.

How do I tender my shares of Common Stock?

If you want to tender all or any portion of your shares of Common Stock, you must do one of the following prior to 5:00 p.m., New York City time, on September 15, 2022 or any later time and date to which the Offer may be extended:

●	if your shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares of Common Stock for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible to determine the times by which such owners must take action in order to participate in the Offer;

●	if you hold certificates in your own name or hold shares of Common Stock in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates, if applicable, for your shares of Common Stock and any other documents required by the Letter of Transmittal, to the Depositary at the proper address shown on the back cover of this Offer to Purchase; or

●	if you are an institution participating in DTC, tender your shares of Common Stock according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares of Common Stock but (a) your certificates for the shares of Common Stock are not immediately available, or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your shares of Common Stock if you comply with the guaranteed delivery procedures described in Section 3.

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We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares of Common Stock pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. If you have any questions regarding the Offer, please contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Letter of Transmittal.

Once I have tendered shares of Common Stock in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares of Common Stock you have tendered at any time before 5:00 p.m., New York City time, on September 15, 2022, unless we extend the Offer, in which case you may withdraw your shares of Common Stock until the Expiration Date, as extended. If we have not accepted for payment the shares of Common Stock you have tendered to us, you may also withdraw your shares of Common Stock at any time after 12:00 Midnight, New York City time, on October 13, 2022 the 40th business day from the commencement of the Offer. See Section 4.

How do I withdraw shares of Common Stock I previously tendered?

To properly withdraw shares of Common Stock, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock. Some additional requirements apply if the certificates for shares of Common Stock to be withdrawn have been delivered to the Depositary or if your shares of Common Stock have been tendered under the procedure for book-entry transfer set forth in Section 3.

What happens if more than $4.25 million in value of shares of Common Stock are tendered at or below the Final Purchase Price?

If more than $4.25 million in value of shares of Common Stock (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase shares of Common Stock on the following basis:

●	first, we will purchase all odd lots (as defined in Section 1) of less than 100 shares of Common Stock at the Final Purchase Price from odd lot holders who properly tender all of their shares of Common Stock at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned, beneficially or of record, by such odd lot holder (as defined in Section 1) will not qualify for this preference); and

●	second, after the purchase of all of the shares of Common Stock properly tendered and not properly withdrawn by odd lot holders at or below the Final Purchase Price, we will purchase all other shares of Common Stock properly tendered and not properly withdrawn at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares of Common Stock.

Because of the “odd lot” priority and proration provisions described above, it is possible that we will not purchase all of the shares of Common Stock that you tender even if you tender them at or below the Final Purchase Price. See Section 1.

Following the Offer, will you continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to stop being subject to the reporting requirements of the Exchange Act. In addition, it is a condition of our obligation to purchase shares of Common Stock pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will not be eligible to trade on the OTCQB. See Section 2 and Section 6.

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What is Optex’s board of directors’ position on the Offer?

Our board of directors has authorized the Company to make the Offer. However, our board of directors has not, nor has the Company, the Information Agent or the Depositary, made, and is not making, any recommendation to you as to whether you should tender or refrain from tendering your shares of Common Stock or as to the purchase price or purchase prices at which you may choose to tender your shares of Common Stock. We cannot predict how our stock will trade after the Expiration Date, and it is possible that our stock price will trade above the Final Purchase Price after the Expiration Date. You must make your own decisions as to whether to tender your shares of Common Stock and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Will Optex’s directors and executive officers tender shares of Common Stock in the Offer?

Our officers and directors are entitled to participate in the Offer on the same basis as all other stockholders and certain of our officers and directors have indicated an interest in tendering shares in the Offer. In addition, beneficial owners of 5% or more of the shares of Common Stock may also decide to tender shares in the Offer. The proportional holdings of those directors, executive officers or 5%+ beneficial owners who do not tender any of their shares of Common Stock pursuant to the Offer will automatically increase with respect to their relative percentage of ownership interest in the Company, at no additional cost to them. After expiration or termination of the Offer, our directors, executive officers and 5%+ beneficial owners may, subject to applicable law, and applicable policies and practices of the Company, sell their shares of Common Stock from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to holders of Common Stock in the Offer. See Section 10.

Does the Company intend to repurchase any shares of Common Stock other than pursuant to the Offer during or after the Offer?

On September 22, 2021, our board of directors authorized the repurchase of up to $1 million in shares of our Common Stock, which did not include the shares of Common Stock to be purchased in the Offer. Through August 15, 2022, we have purchased a total of 226,509 shares of our Common Stock for an aggregate purchase price amount of approximately $440,000, leaving approximately $560,000 remaining that we may use toward the repurchase of shares pursuant to such repurchase authorization. We will not repurchase any of our Common Stock pursuant to this repurchase authorization from the commencement of the Offer until ten business days after the Offer is completed or terminated.

Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase shares of our Common Stock. The amount of Common Stock we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms and the timing of blackout periods in which we are restricted from repurchasing shares of Common Stock as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares of Common Stock, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase shares of Common Stock, whether or not any shares of Common Stock are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

When and how will you pay me for the shares of Common Stock I tender?

Promptly after the Expiration Date, we will pay the Final Purchase Price, net to the seller in cash, less applicable withholding taxes and without interest, for the shares of Common Stock we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We will pay for the shares of Common Stock accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your shares of Common Stock accepted for payment. See Section 1 and Section 5.

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What is the recent market price of my Shares?

On August 17, 2022, the last full trading day prior before we announced the Offer, the last reported sale price of the Common Stock on the OTCQB was $2.00 per share. You are urged to obtain current market quotations for the Common Stock before deciding whether and at what purchase price or purchase prices to tender your shares of Common Stock. See Section 7.

Will I have to pay brokerage commissions if I tender my shares of Common Stock?

If you are a registered stockholder and you tender your shares of Common Stock directly to the Depositary, you will not incur any brokerage commissions. If you hold shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my shares of Common Stock?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares of Common Stock to the registered holder, you will not incur any stock transfer tax. See Section 5.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares of Common Stock as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares of Common Stock tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares of Common Stock are subject to the satisfaction of certain conditions. See Sections 6 and 11.

What are the U.S. federal income tax consequences if I tender my shares of Common Stock?

If you are a U.S. Holder (as defined in Section 12), your receipt of cash from us in exchange for the shares of Common Stock you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered shares of Common Stock generally will be treated for U.S. federal income tax purposes either as (i) consideration received in respect of a sale or exchange of the shares of Common Stock or (ii) a distribution from us in respect of shares of Common Stock. See Sections 3 and 12.

If you are a Non-U.S. Holder (as defined in Section 12), you will be subject to U.S. federal withholding tax at a rate of 30% on the gross payments you receive pursuant to the Offer, subject to reduction or elimination by an applicable income tax treaty or other exemption, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 12.

We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer.

Has the Company engaged a dealer manager in connection with the Offer?

We have not engaged a dealer manager to assist with the Offer.

Whom should I contact with questions about the Offer?

The Information Agent, InvestorCom, can help answer your questions. You can find InvestorCom’s contact information on the back cover of this Offer to Purchase.

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FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference certain forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding the Company’s financial position, results of operations, market position, growth opportunities, economic conditions, and other similar forecasts and statements of expectation. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the proposed transaction and our expectations, strategy, plans or intentions regarding it.

Although we believe the expectations reflected in any forward-looking statements are reasonable, readers are cautioned that forward-looking statements involve known and unknown risks and uncertainties, are not guarantees of future performance and that actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These differences can arise as a result of a number of risks, including those risks described in the “Risk Factors” section of our Annual Report on Form 10-K (as amended) for the fiscal year ended October 3, 2021, and other filings with the SEC. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to, the following:

●	our ability to complete the Offer;

●	the price and time at which we may make any additional repurchases of our Common Stock following the completion of the Offer, the number of shares of Common Stock acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

●	changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets; and

●	any other risks detailed in the “Risk Factors” section and other sections of our Annual Report on Form 10-K for the fiscal year ended October 3, 2021, our Quarterly Reports on Form 10-Q for the quarters ended January 2, 2022, April 3, 2022 and July 3, 2022, as amended, and our other filings with the SEC.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any tender offer.

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INTRODUCTION

To the Stockholders of Optex Systems Holdings, Inc.:

Optex Systems Holdings, Inc., a Delaware corporation (the “Company,” “Optex” “we,” “our” or “us”), invites our stockholders to tender up to $4.25 million in value of shares of our Common Stock, $0.001 par value (the “Common Stock”), for purchase by us at a price not greater than $2.75 nor less than $2.35 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

The Offer will expire at 5:00 p.m., New York City time, on September 15, 2022, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

Promptly after the Expiration Date, we will review the prices chosen or deemed chosen by stockholders for all of the shares of Common Stock properly tendered and not properly withdrawn. We will then select the lowest single purchase price, not greater than $2.75 nor less than $2.35 per share of Common Stock, that will allow us to purchase $4.25 million in value of Common Stock, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn. If fewer than $4.25 million in value of shares of Common Stock are properly tendered and not properly withdrawn, we will select the price (in multiples of $0.10) that will allow us to purchase all shares of Common Stock that are properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” All shares of Common Stock purchased in the Offer will be purchased at the Final Purchase Price, including those shares of Common Stock tendered at a price lower than the Final Purchase Price. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, we may not purchase all of the shares of Common Stock tendered at or below the Final Purchase Price if shares of Common Stock representing more than $4.25 million (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn. Shares of Common Stock not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the value of Common Stock sought in the Offer, in each case subject to applicable law. See Section 1, Section 3 and Section 4.

The Offer is not conditioned on the receipt of financing or upon any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

Our board of directors has approved the Offer. However, none of the Company, any member of our board of directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares of Common Stock, or as to the price or prices at which you may choose to tender your shares of Common Stock. None of the Company, any member of our board of directors, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares of Common Stock and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2.

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Our officers and directors are entitled to participate in the Offer on the same basis as all other stockholders and certain of our officers and directors have indicated an interest in tendering shares in the Offer. In addition, beneficial owners of 5% or more of the shares of Common Stock may also decide to tender shares in the Offer. The proportional holdings of those directors, executive officers or 5%+ beneficial owners who do not tender any of their shares of Common Stock pursuant to the Offer will automatically increase with respect to their relative percentage of ownership interest in the Company, at no additional cost to them. After expiration or termination of the Offer, our directors, executive officers and 5%+ beneficial owners may, subject to applicable law, and applicable policies and practices of the Company, sell their shares of Common Stock from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to holders of Common Stock in the Offer. See Section 10.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Depositary and the Information Agent. See Section 14.

As of August 15, 2022, we had 8,320,411 issued and outstanding shares of Common Stock.

The shares of Common Stock are listed and traded on the OTCQB under the symbol “OPXS.” On August 17, 2022, the last full trading day prior before we announced the Offer, the last reported sale price of the Common Stock was $2.00 per share. Stockholders are urged to obtain current market quotations for the Common Stock before deciding whether and at what purchase price or purchase prices to tender their shares of Common Stock. See Section 7.

Our principal executive offices are located at 1420 Presidential Drive, Richardson, Texas 75081, and our phone number is (972) 764-5700.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

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THE OFFER

1.	Number of Shares of Common Stock; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $4.25 million in value of Common Stock, or a lower amount depending on the number of shares of Common Stock that are properly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date (as defined below), at a price not greater than $2.75 nor less than $2.35 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 5:00 p.m., New York City time, on September 15, 2022, unless and until we, in our sole discretion in accordance with applicable law, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

Stockholders desiring to tender shares of Common Stock must either (1) check the box in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined Under the Offer,” indicating that they will accept the Final Purchase Price we determine (which could result in the tendering stockholder receiving a purchase price per share of Common Stock as low as $2.35), or (2) check one, and only one, of the boxes in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined by Stockholder,” indicating the price, not greater than $2.75 nor less than $2.35 per share of Common Stock, at which they are willing to sell their shares of Common Stock to us under the Offer. Prices may be specified in multiples of $0.10.

Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for shares of Common Stock properly tendered and not properly withdrawn, taking into account the number of shares of Common Stock tendered and the prices specified or deemed specified by tendering stockholders. We will select the lowest purchase price, not greater than $2.75 nor less than $2.35 per share of Common Stock, that will allow us to purchase $4.25 million in value of Common Stock, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn. If, based on the Final Purchase Price, shares of Common Stock having an aggregate value of less than or equal to $4.25 million are properly tendered and not properly withdrawn, we will select the price that will allow us to purchase all shares of Common Stock that are properly tendered and not properly withdrawn. All shares of Common Stock purchased in the Offer will be purchased at the Final Purchase Price, including those shares of Common Stock tendered at a price lower than the Final Purchase Price. However, because of the odd lot priority and proration provisions of the Offer, we may not purchase all of the shares of Common Stock tendered at or below the Final Purchase Price if shares of Common Stock representing more than $4.25 million (or such greater amount as we may elect to pay, subject to applicable law) are properly tendered and not properly withdrawn. We will return all shares of Common Stock tendered and not purchased pursuant to the Offer, including shares of Common Stock tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration, to the tendering stockholders at our expense, promptly following the Expiration Date.

If you specify that you are willing to sell your shares of Common Stock to us at the Final Purchase Price (which could result in you receiving a purchase price per share of Common Stock as low as $2.35), your shares of Common Stock will be deemed to be tendered at the minimum price of $2.35 per share of Common Stock for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your shares of Common Stock being purchased at the minimum price of $2.35 per share of Common Stock, a price that could be below the last reported sale price of the Common Stock on the OTCQB on the Expiration Date.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their shares of Common Stock, but a separate Letter of Transmittal must be submitted for shares of Common Stock tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares of Common Stock are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares of Common Stock are purchased due to proration, the Depositary will select the order of shares of Common Stock purchased.

We expressly reserve the right, in our sole discretion, in accordance with applicable law to change the per share purchase price range and to increase or decrease the value of Common Stock sought in the Offer. In accordance with the rules of the SEC, we may increase the number of shares of Common Stock purchased in the Offer by no more than 2% of the outstanding Common Stock without amending or extending the Offer. However, if we seek to purchase an additional number of shares of Common Stock in excess of 2% of the outstanding Common Stock, we will amend and extend the Offer in compliance with applicable law. See Section 13.

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In the event of an over-subscription of the Offer as described below, shares of Common Stock tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. The proration period and withdrawal rights also expire on the Expiration Date, subject to applicable law.

The Offer is not conditioned on the receipt of financing or any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

Shares of Common Stock acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares of Common Stock to stockholders of record on or prior to the date on which the shares of Common Stock are taken up and paid for under the Offer shall be for the account of such stockholders. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares of Common Stock having an aggregate value in excess of $4.25 million (or such greater amount as we may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered shares (that have not been properly withdrawn) on the basis set forth below:

●	First, we will purchase all shares of Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn by any odd lot holder, as described below, who:

●	tenders all shares of Common Stock owned, whether such shares are owned beneficially or of record, by such odd lot holder at a price at or below the Final Purchase Price and who does not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned by such odd lot holder will not qualify for this preference); and
●	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

●	Second, after the purchase of all of the shares of Common Stock properly tendered and not properly withdrawn by odd lot holders at or below the Final Purchase Price, we will purchase all other shares of Common Stock properly tendered and not properly withdrawn at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares.

As a result of the foregoing, it is possible that fewer than all shares of Common Stock tendered by a stockholder will be purchased, even though those shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $4.25 million in value of Common Stock in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. For purposes of the Offer, the term “odd lots” means all shares of Common Stock properly tendered held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares of Common Stock, such holder referred to as an “odd lot holder,” and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender at or below the Final Purchase Price all shares of Common Stock owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares of Common Stock, even if these holders have separate accounts or certificates representing fewer than 100 shares of Common Stock. By accepting the Offer, an odd lot holder who holds shares of Common Stock in his or her name and tenders his or her shares of Common Stock directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any odd lot holder wishing to tender all of such odd lot holder’s shares of Common Stock pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

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Proration. If proration of tendered shares of Common Stock is required, we will determine the proration factor and pay the Final Purchase Price, net to the sellers in cash, less applicable withholding taxes and without interest, promptly following the Expiration Date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the Final Purchase Price, and adjustments to avoid the purchase of fractional shares. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain such information from their brokers.

As described in Section 12, the number of shares of Common Stock that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender shares of Common Stock, and the order in which such stockholder decides to tender shares in case of proration. The Letter of Transmittal affords each stockholder who tenders shares of Common Stock registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares of Common Stock tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Stock.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the Offer is a prudent use of our financial resources, presents an appropriate balance between meeting the needs of our business and delivering value to our stockholders and is an appropriate mechanism to return capital to our stockholders that seek liquidity under current market conditions.

We believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares of Common Stock and, thereby, receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares of Common Stock without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of Common Stock without potential disruption to the share price. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us at no additional cost to them.

The Offer also provides our stockholders with an efficient way to sell their shares of Common Stock without incurring broker’s fees or commissions associated with open market sales (stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary). Furthermore, odd lot holders who hold shares of Common Stock registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their shares.

Our board of directors considered the terms of the Offer and further reviewed the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors our board of directors deemed relevant, including the expected financial impact of the Offer. Among other things, the board of directors considered various other potential uses of the Company’s cash surplus, including without limitation the payment of dividends, a bulk repurchase from a major stockholder, capital expenditures, product line development/acquisitions, other acquisitions, and risk-free or low-risk short term investments. Based upon the foregoing, on June 30, 2022 and August 8, 2022, our board of directors unanimously approved the Offer, subject to approval of final terms by a special committee of directors, which approved such final terms on August 17, 2022.

Our board of directors has approved the Offer. However, none of the Company, any member of our board of directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares of Common Stock, or as to the price or prices at which you may choose to tender your shares. None of the Company, any member of our board of directors, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your shares of Common Stock and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should consult your financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer before taking any action with respect to the Offer.

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Following the completion or termination of the Offer, we may, from time to time, repurchase shares of Common Stock on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares of Common Stock, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Our officers and directors are entitled to participate in the Offer on the same basis as all other stockholders and certain of our officers and directors have indicated an interest in tendering shares in the Offer. In addition, beneficial owners of 5% or more of the shares of Common Stock may also decide to tender shares in the Offer. The proportional holdings of those directors, executive officers or 5%+ beneficial owners who do not tender any of their shares of Common Stock pursuant to the Offer will automatically increase with respect to their relative percentage of ownership interest in the Company, at no additional cost to them. After expiration or termination of the Offer, our directors, executive officers and 5%+ beneficial owners may, subject to applicable law, and applicable policies and practices of the Company, sell their shares of Common Stock from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to holders of Common Stock in the Offer. See Section 10.

Certain Effects of the Offer. If we complete the Offer, stockholders who decide not to tender, or who tender only a portion of their shares, will own a greater percentage interest in the outstanding shares of Common Stock following the consummation of the Offer. These stockholders will also continue to bear the risks associated with owning the shares of Common Stock, including risks resulting from our purchase of shares in the Offer. Stockholders may be able to sell non-tendered shares of Common Stock in the future on the OTCQB or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares of Common Stock in the future.

The completion of the Offer will likely reduce our “public float” (the number of shares of Common Stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. As a result, the trading volume of Common Stock may be reduced. However, we do not believe that our purchase of shares of Common Stock under the Offer will cause our remaining outstanding shares of Common Stock to not be eligible to trade on the OTCQB. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the shares of Common Stock to not be eligible to trade on the OTCQB. See Section 6.

Shares of Common Stock we acquire pursuant to the Offer will be canceled and will become authorized but unissued shares. Except as disclosed or incorporated by reference in this Offer to Purchase, and except for an ongoing assessment of strategic alternatives by the Company’s strategic alternatives committee formed in September 2021 as disclosed on the Company’s current report on Form 8-K on September 10, 2021, neither the Company, nor its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) have any plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the dividend rate or policy, indebtedness or capitalization of the Company;

●	any change in the present Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	the termination or suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than pursuant to our stock repurchase program; or

●	any changes in the Company’s Certificate of Incorporation or Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference into this Offer to Purchase, that relate to or would result in any of the events listed above, we expressly reserve the right to change our plans and intentions at any time as we deem appropriate.

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3.	Procedures for Tendering Shares of Common Stock.

Proper Tender of Shares of Common Stock. For shares of Common Stock to be properly tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or a properly transmitted “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible to determine the times by which such owners must take action in order to participate in the Offer.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

Stockholders desiring to tender shares of Common Stock under the Offer must either (1) check the box in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined Under the Offer” or (2) check one, and only one, of the boxes in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined by Stockholder,” indicating the price at which shares of Common Stock are being tendered.

If tendering stockholders wish to maximize the chance that we will purchase their shares of Common Stock, they should check the box in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined Under the Offer.” Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered shares of Common Stock being purchased at the minimum price of $2.35 per Share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their shares of Common Stock are being tendered, they must check the applicable price box in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined by Stockholder.” Tendering stockholders should be aware that this election could mean that none of their shares of Common Stock will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Stockholders who desire to tender shares of Common Stock at more than one price must complete a separate Letter of Transmittal for each price at which shares of Common Stock are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares of Common Stock properly, one and only one box must be checked in the section of the Letter of Transmittal entitled “Common Stock Tendered at Price Determined by Stockholder.”

In addition, odd lot holders who tender all of their shares of Common Stock must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders holding their shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares of Common Stock. Stockholders who hold shares of Common Stock through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

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Signature Guarantees and Method of Delivery. No signature guarantee is required if:

●	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, will include any participant in the book-entry facilities of DTC, whose name appears on a security position listing as the owner of the shares of Common Stock) of the shares tendered and the holder has not completed any of the sections entitled “Special Issuance Instructions,” “Special Delivery Instructions,” or “Special Wire Transfer Instructions” (in the latter case indicating that payment is to be made to someone other than the registered holder) in the Letter of Transmittal; or

●	shares of Common Stock are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 6 of the Letter of Transmittal.

If a certificate for shares of Common Stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or new certificates for shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be properly endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

●	one of (1) the certificate(s) for the shares of Common Stock, or (2) a timely confirmation of the book-entry transfer of the shares of Common Stock into the Depositary’s account at DTC, as described below;

●	one of (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or (2) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

●	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of Common Stock, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. Shares of Common Stock will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares of Common Stock, must be made to the Depositary and not to us, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares of Common Stock for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares of Common Stock by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares of Common Stock may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares of Common Stock cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of shares of Common Stock into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

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The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares of Common Stock through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against that participant.

Guaranteed Delivery. If you wish to tender shares of Common Stock in the Offer and your certificates for shares of Common Stock are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the shares of Common Stock may still be tendered if all of the following conditions are met:

●	the tender is made by or through an Eligible Institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form provided, is received by the Depositary prior to the Expiration Date; and

●	the certificates for all tendered shares of Common Stock, in proper form for transfer (or confirmation of book-entry transfer of the shares of Common Stock into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within two Nasdaq trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Return of Unpurchased Shares. If any properly tendered shares of Common Stock are not purchased or are properly withdrawn before the Expiration Date, or if less than all shares of Common Stock evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares of Common Stock will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares of Common Stock to be accepted, the Final Purchase Price to be paid for shares of Common Stock to be accepted and the validity, form, eligibility (including time of receipt of any shares tendered, including pursuant to the guaranteed delivery procedures) and acceptance for payment of any tender of shares of Common Stock will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a court of competent jurisdiction issuing a judgment to the contrary. We may delegate power in whole or in part to the Depositary. We reserve the absolute right to reject any or all tenders of any shares of Common Stock that we determine are not in proper form or the acceptance for payment of or payment for shares of Common Stock which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular shares of Common Stock or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties, subject to a court of competent jurisdiction issuing a judgment to the contrary. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares of Common Stock will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares of Common Stock. Unless waived, any defects or irregularities in connection with tenders or withdrawals must be cured within the period of time Optex determines. None of the Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender shares of Common Stock for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares of Common Stock are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of shares of Common Stock tendered in (a) shares of Common Stock or (b) other securities convertible into or exchangeable or exercisable for shares of Common Stock and, upon acceptance of the tender, will acquire the shares of Common Stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares of Common Stock in accordance with the terms of the Offer, including without limitation the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

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A tender of shares of Common Stock in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the shares of Common Stock or equivalent securities at least equal to the shares of Common Stock being tendered, and (2) the tender of shares of Common Stock complies with Rule 14e-4. Our acceptance for payment of shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of shares of Common Stock made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares of Common Stock tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, charges, encumbrances, conditional sales agreements and other obligations relating to the sale, assignment or transfer of the shares of Common Stock, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the shares of Common Stock tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. Stockholders who wish to tender and whose certificates for part or all of their shares of Common Stock have been lost, destroyed or stolen may contact Continental Stock Transfer & Trust Company, the Depositary, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions on how to obtain a form of affidavit of lost, destroyed or stolen certificate. The Depositary will require any such stockholder to furnish a properly completed and executed affidavit and post a bond of indemnity in form and substance satisfactory to the Depositary to secure against the risk that the certificate may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until these procedures have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Affidavits of lost, destroyed or stolen certificates and any related documentation, must be delivered to the Depositary and not to us, the Information Agent or our transfer agent, Equity Stock Transfer, LLC. Any such affidavits or documentation delivered to us, the Information Agent or our transfer agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding. Under the U.S. federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate (currently 24% of the gross payment made pursuant to the Offer), unless a tendering stockholder:

●	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number), certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules; or

●	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each stockholder that is a U.S. Holder should provide the Depositary (or other applicable withholding agent) with his, her, or its correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to qualify as an exempt recipient, a stockholder that is a Non-U.S. Holder should properly complete and sign IRS Form W-8BEN, IRS Form W-8BEN-E or other the appropriate IRS Form W-8 (and any required attachments), a copy of which may be obtained from the Depositary, attesting to that stockholder’s exempt status. See Section 12.

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Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. Even if a Non-U.S. Holder (as defined in Section 12) has provided the required certification to avoid backup withholding, the Depositary (or other applicable withholding agent) will withhold U.S. federal income taxes equal to 30% of the gross payments payable to such Non-U.S. Holder or such Non-U.S. Holder’s agent, unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available under an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. See Section 12.

In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8ECI. The Depositary (or other applicable withholding agent) will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to valid certificates or statements concerning such eligibility received from the Non-U.S. Holder unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) satisfies the requirements for sale or exchange treatment described in Section 12 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

Under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), commonly referred to as “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold shares of Common Stock as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividend distributions for U.S. federal withholding tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.	Withdrawal Rights.

Shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered shares of Common Stock for payment under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on September 29, 2022, the 40th business day from the commencement of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of shares of Common Stock to be withdrawn; and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the tendering stockholder. If certificates for shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares of Common Stock to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares of Common Stock tendered for the account of an Eligible Institution). If shares of Common Stock have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares of Common Stock in more than one group of shares of Common Stock, the stockholder may withdraw shares of Common Stock using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

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We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties, subject to a court of competent jurisdiction issuing a judgment to the contrary. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares of Common Stock properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares of Common Stock may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of shares of Common Stock or are unable to purchase shares of Common Stock pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares of Common Stock on our behalf, and the shares of Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares of Common Stock that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares of Common Stock and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

●	determine the Final Purchase Price, taking into account the number of shares of Common Stock so tendered and the prices specified or deemed specified by tendering stockholders; and

●	accept for payment and pay for (and thereby purchase) up to $4.25 million in value of the Common Stock (or such greater amount as we may elect to pay, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the number of shares of Common Stock accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the odd lot priority and proration provisions of the Offer, shares of Common Stock that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares of Common Stock for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Final Purchase Price for all of the shares of Common Stock accepted for payment in accordance with the Offer. In all cases, payment for shares of Common Stock tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

●	certificates for shares of Common Stock or a timely confirmation of a book-entry transfer of shares of Common Stock into the Depositary’s account at DTC;

●	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

●	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

We will pay for shares of Common Stock purchased pursuant to the Offer by depositing the aggregate purchase price for the shares of Common Stock with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares of Common Stock accepted for payment promptly after the Expiration Date. Certificates for all shares of Common Stock tendered and not purchased, including all shares of Common Stock tendered at prices in excess of the Final Purchase Price and shares of Common Stock not purchased due to proration, will be returned, or, in the case of shares of Common Stock tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares of Common Stock, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

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Under no circumstances will interest be paid on the Final Purchase Price for the shares of Common Stock, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares of Common Stock pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares of Common Stock purchased pursuant to the Offer. If, however, payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares of Common Stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to such person will be deducted from the Final Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Unless the section “Special Wire Transfer Instructions” in the Letter of Transmittal is completed, payment to tendering stockholders whose shares have been accepted will be made to such stockholders by check. If a tendering stockholder wishes payment to be made by wire transfer, the section “Special Wire Transfer Instructions” must be completed. Note that the Depositary will deduct a $50.00 fee for each wire transfer. If tendering stockholders do not wish for this fee to be deducted, they should not complete the section “Special Wire Transfer Instructions.” In that case, payment will be issued via check. Payment will also be issued via check if the section “Special Wire Transfer Instructions” is completed, but the wire details are incorrect, incomplete, illegible or otherwise deficient.

6.	Conditions of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of shares of Common Stock being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares of Common Stock tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for shares of Common Stock tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares of Common Stock in the Offer:

●	there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

●	challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the shares of Common Stock pursuant to the Offer or otherwise relates in any manner to the Offer; or

●	in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the shares of Common Stock pursuant to the Offer;

●	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

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●	make the acceptance for payment of, or payment for, some or all of the shares of Common Stock illegal or otherwise restrict or prohibit consummation of the Offer;

●	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares of Common Stock to be purchased pursuant to the Offer; or

●	materially and adversely affect our or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

●	there has occurred any of the following:

●	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

●	a decrease of more than 10% in the market price of the shares of Common Stock or in the general level of market prices for equity securities in the United States of the NYSE Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s 500 Composite Index, in each case measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date;

●	a natural disaster or the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, directly or indirectly involving the United States on or after August 18, 2022, or any material escalation or worsening threat which had commenced prior to August 18, 2022 (including with respect to the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after August 18, 2022, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

●	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the shares of Common Stock; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

●	a tender or exchange offer for any or all of the shares of Common Stock (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us, has been proposed, announced or made by any person or has been publicly disclosed;

●	we learn that:

●	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 18, 2022);

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●	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 18, 2022 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares of Common Stock;

●	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares of Common Stock, or has proposed, announced or taken certain actions reflecting an intent to acquire us or any of our assets or securities;

●	any change or changes have occurred or are threatened in our or our affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or our affiliates or the benefits of the Offer to us;

●	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion;

●	there has been any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer; or

●	we determine that the consummation of the Offer and the purchase of the shares of Common Stock is reasonably likely to cause the shares of Common Stock to not be eligible to trade on the OTCQB.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time on or prior to the Expiration Date in our reasonable discretion. The right to assert a condition will be deemed an ongoing right that may be asserted by us at any time prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. If a condition is triggered, we will need to waive that condition prior to the Expiration Date in order to proceed with the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date in accordance with applicable law and provide additional disclosure as required by applicable law. Any determination by us concerning the events described above will be final and binding on all parties, subject to a court of competent jurisdiction issuing a judgment to the contrary. See Section 13.

7.	Price Range of Shares of Common Stock; Dividends.

The shares of Common Stock are listed and traded on the OTCQB under the trading symbol “OPXS.” The following table presents the high and low sales prices of the shares of Common Stock for the periods indicated.

	High	Low
Fiscal Year Ended September 27, 2020
Fourth quarter	$2.18	$1.48
Fiscal Year Ended October 3, 2021
First quarter	$2.14	$1.58
Second quarter	$2.30	$1.62
Third quarter	$1.87	$1.39
Fourth quarter	$2.09	$1.45
Fiscal Year Ending October 2, 2022
First quarter	$2.09	$1.79
Second quarter	$2.24	$1.55
Third quarter	$2.37	$1.65
Fourth quarter (through August 17, 2022)	$2.05	$1.81

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Our board of directors has not authorized the payment of any cash dividends to our stockholders since 2018. All distributions will be made at the discretion of our board of directors out of funds legally available therefor and will depend on our earnings, our financial condition and such other factors as our board of directors may deem relevant from time to time.

On August 17, 2022, the last full trading day before we announced the Offer, the last reported sale price of the shares of Common Stock was $2.00 per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether and at what purchase price or purchase prices to tender their shares of Common Stock.

8.	Source and Amount of Funds.

The Offer is not subject to any financing condition. Assuming that the Offer is fully subscribed, the value of shares of Common Stock purchased in the offer will be $4.25 million. We expect that the maximum aggregate cost of these purchases, including the fees and expenses applicable to the Offer, will be approximately $125,000. We plan to fund any purchase of shares of Common Stock pursuant to the Offer, including the related fees and expenses, using existing cash resources and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions. After the Offer is completed, we believe that our then-available cash, cash equivalents and short-term investments, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities. No alternative financing arrangement or alternative financing plan exists in connection with the Offer.

9.	Certain Information Concerning the Company.

We manufacture optical sighting systems and assemblies, primarily for Department of Defense applications. Our products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, light armored and armored security vehicles and have been selected for installation on the Stryker family of vehicles. We also manufacture and deliver numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Our products consist primarily of build-to-customer print products that are delivered both directly to the armed services and to other defense prime contractors. Less than 1% of our revenue is related to the resale of products substantially manufactured by others. In this case, the product would likely be a simple replacement part of a larger system previously produced by us.

We continue to field new product opportunities from both domestic and international customers. We believe that given continuing unrest in multiple global hot spots, the need for precision optics continues to increase. Most of these requirements are for observation and situational awareness applications; however, we continue to see requests for higher magnification and custom reticles in various product modifications. The basic need to protect the soldier while providing information about the mission environment continues to be the primary driver for these requirements.

Available Information

We are subject to the informational filing requirements of the Exchange Act and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and the documents incorporated therein by reference, are available to the public on the SEC’s website at http://www.sec.gov. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Financial Information section of the Company’s website located at www.biminicapital.com to access the Schedule TO and related documents. The information contained on, or accessible through, our website is not deemed to be incorporated by reference into this Offer to Purchase.

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Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” previously-filed information, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) into this Offer to Purchase:

●	Annual Report on Form 10-K for the fiscal year ended October 3, 2021, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended October 3, 2021;

●	Definitive Proxy Statement on Schedule 14A, as filed on January 14, 2022 (the “Proxy Statement”);

●	Quarterly Reports on Form 10-Q for the quarters ended January 2, 2022, April 3, 2022 and July 3, 2022 (the latter, as amended by Amendment No. 1);

●	Current Reports on Form 8-K filed on December 7, 2021, February 22, 2022 and April 18, 2022; and

●	Schedule TO-I, as filed on August 18, 2022 (the “Schedule TO”).

This Offer to Purchase and the information incorporated by reference herein contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this Offer to Purchase or the information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

InvestorCom
19 Old Kings Highway S. – Suite 130

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

info@investor-com.com

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares of Common Stock.

Shares Outstanding. As of August 15, 2022, we had 8,320,411 issued and outstanding shares of Common Stock. We are offering to purchase up to $4.25 million in value of Common Stock. At the maximum Final Purchase Price of $2.75 per Share, we could purchase 1,545,454 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 18.6% of our issued and outstanding shares of Common Stock as of August 15, 2022. At the minimum Final Purchase Price of $2.35 per share, we could purchase 1,808,510 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 21.7% of our issued and outstanding shares of Common Stock as of August 15, 2022.

Beneficial Ownership. As of August 15, 2022, our directors and current executive officers as a group beneficially owned an aggregate of 1,632,626 shares of Common Stock, representing approximately 19.6% of the total number of outstanding shares of Common Stock, as determined in accordance with Exchange Act Rule 13d-3. Depending on the extent to which of our directors and executive officers participate in the Offer, the Offer may increase the proportional holdings of our directors and executive officers.

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Our officers and directors are entitled to participate in the Offer on the same basis as all other stockholders and certain of our officers and directors have indicated an interest in tendering shares in the Offer. In addition, beneficial owners of 5% or more of the shares of Common Stock may also decide to tender shares in the Offer. The proportional holdings of those directors, executive officers or 5%+ beneficial owners who do not tender any of their shares of Common Stock pursuant to the Offer will automatically increase with respect to their relative percentage of ownership interest in the Company, at no additional cost to them. After expiration or termination of the Offer, our directors, executive officers and 5%+ beneficial owners may, subject to applicable law, and applicable policies and practices of the Company, sell their shares of Common Stock from time to time in open market transactions at prices that may be more or less favorable than the Final Purchase Price to be paid to holders of Common Stock in the Offer.

Except as otherwise disclosed in the footnotes below, the following table sets forth certain information as of August 15, 2022 with respect to the beneficial ownership of each director and named executive officer of the Company and one of its key employees, all executive officers, directors and the key employee as a group, and beneficial owners of 5% or more of the shares of Common Stock. Unless otherwise noted, the address of each person is c/o Optex Systems Holdings, Inc., a Delaware corporation, 1420 Presidential Drive, Richardson, Texas 75081.

Type of Beneficial Owner	Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
Directors, officers and key employee:	Danny Schoening(3)	834,030	10.0%
	Karen Hawkins(4)	245,252	3.0%
	Bill Bates(5)	57,739	0.7%
	Rimmy Malhotra(6)(7)	219,047	2.6%
	Larry Hagenbuch(7)	110,000	1.3%
	Dale Lehmann(7)	166,558	2.0%
Directors and officers and key employee as a group (6 Individuals)(8)		1,632,626	19.6%
5% Holders Ephraim Fields(9)		1,154,399	13.9%
Dayton Judd, Sudbury Holdings LLC(10)		845,000	10.0%
Topline Capital Partners LP(11)		501,855	6.0%
Galileo Partners LLC(12)		423,300	5.1%

(1)	To the Company’s knowledge, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2)	Percentage beneficially owned is based on 8,320,411 shares of Common Stock issued and outstanding as of August 15, 2022. The number and percentage of shares of Common Stock beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of August 15, 2022 through the exercise of any stock option or other right.
(3)	Includes 834,030 shares of Common Stock.
(4)	Includes 245,252 shares of Common Stock.
(5)	Bill Bates is a key employee, not an executive officer. Includes 57,739 shares of Common Stock.
(6)	Includes 95,746 shares of Common Stock held by Nicoya Capital and controlled by Rimmy Malhotra.
(7)	Includes 60,000 unvested restricted shares of Common Stock for each independent director.
(8)	Represents shares of Common Stock held by Danny Schoening, Karen Hawkins, Bill Bates, Rimmy Malhotra, Larry Hagenbuch and Dale Lehmann.
(9)	Represents shares of Common Stock reported as held by Ephraim Fields, whose address is 265 East 66th Street #42E, New York, NY 10065 as per SEC Form 4/A (filed on September 1, 2021).
(10)	Represents 820,000 shares of Common Stock reported as held by Sudbury Holdings, LLC and controlled by Dayton Judd, who also holds an additional 25,000 shares for a total combined holding of 845,000 shares. The addresses of both are 136 Oak Trail, Coppell, TX 75019 as per SEC Schedule 13D (filed on September 7, 2021).
(11)	Represents shares of Common Stock reported as held by Topline Capital Partners, LP (the “Fund”), as per SEC Schedule 13G (filed on March 11, 2022). As further disclosed on such Schedule 13G, the investment manager and general partner of the Fund is Topline Capital Management, LLC (“TCM”), the member-manager of TCM is Collin McBirney, and the address for all is 544 Euclid Street, Santa Monica, CA 90402.
(12)	Represents shares of Common Stock reported as held by Galileo Partners, LLC, 1033 Gayley Ave, Ste 204, Los Angeles, CA 90024, as per SEC Schedule 13G (filed on February 16, 2022).

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Share Repurchase Program.

On September 22, 2021, our board of directors authorized the repurchase of up to $1 million in shares of our Common Stock, which did not include the shares of Common Stock to be purchased in the Offer. Through August 15, 2022, we have purchased a total of 226,509 shares of our Common Stock for an aggregate purchase price amount of approximately $440,000, leaving approximately $560,000 remaining that we may use toward the repurchase of shares pursuant to such repurchase authorization. We will not repurchase any of our Common Stock pursuant to this repurchase authorization from the commencement of the Offer until ten business days after the Offer is completed or terminated.

Recent Securities Transactions.

Except pursuant to the share repurchase program disclosed above and as further detailed in the following table, based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the shares of Common Stock during the 60 days prior to the date hereof.

Company Share Repurchase Program
Date	Number of Shares Purchased	Price Paid	How Effected
September 23, 2021 through October 3, 2021	35,555	$1.93	10b-18 Repurchase Program
October 4, 2021 through October 31, 2021	18,265	$2.01	10b-18 Repurchase Program
October 4, 2021 through November 28, 2021	4,415	$2.04	10b-18 Repurchase Program
November 29, 2021 through January 2, 2022	14,558	$1.93	10b-18 Repurchase Program
January 3, 2022 through January 30, 2022	15,585	$1.89	10b-18 Repurchase Program
January 31, 2022 through February 27, 2022	27,618	$1.75	10b-18 Repurchase Program
February 28, 2022 through April 3, 2022	35,530	$1.98	10b-18 Repurchase Program
April 4, 2022 through May 1, 2022	12,304	$2.22	10b-18 Repurchase Program
May 2, 2022 through May 29, 2022	10,482	$2.11	10b-18 Repurchase Program
May 30, 2022 through July 3, 2022	49,657	$1.90	10b-18 Repurchase Program
July 4, 2022 through July 25, 2022	610	$2.10	10b-18 Repurchase Program
July 26, 2022 through August 13, 2022	1,930	$2.09	10b-18 Repurchase Program

2016 Restricted Stock Unit Plan.

On June 14, 2016, the Compensation Committee (“Compensation Committee”) of the Board approved the Company’s 2016 Restricted Stock Unit Plan (the “RSU Plan”). The RSU Plan provides for the issuance of restricted stock units (“RSUs”) for up to 1,000,000 shares of the Company’s common stock to its officers and employees. Each RSU constitutes a right to receive one share of the Company’s common stock, subject to vesting, which unless otherwise stated in an RSU agreement, occurs in equal amounts on the first, second and third anniversary of the grant date. Shares of the Company’s common stock underlying the number of vested RSUs are delivered as soon as practicable after vesting. During the period between grant and vesting, the RSUs may not be transferred, and the grantee has no rights as a stockholder until vesting has occurred. If the grantee’s employment is terminated for any reason (other than following a change in control of the Company or a termination of an officer other than for cause), then any unvested RSUs under the award will automatically terminate and be forfeited. If an officer grantee’s employment is terminated by the Company without cause or by the grantee for good reason, then, provided that the RSUs have not been previously forfeited, the remaining unvested portion of the RSUs will immediately vest as of the officer grantee’s termination date. In the event of a change in control, the Company’s obligations regarding outstanding RSUs shall, on such terms as may be approved by the Compensation Committee prior to such event, immediately vest, be assumed by the surviving or continuing company or cancelled in exchange for property (including cash).

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As of August 15, 2022, there were 66,000 outstanding unvested restricted stock units remaining to vest and 500,000 authorized restricted stock units from the 2016 Restricted Stock Unit Plan remaining to be granted at a future date. As of August 15, 2022, the following executive officers, directors and key employees have unvested RSUs outstanding under the RSU Plan: Danny Schoening, 49,500 and Bill Bates, 16,500.

Employment and Amended RSU Agreement for Danny Schoening.

The Company entered into an amended and restated employment agreement with Danny Schoening (“Mr. Schoening”) dated December 1, 2021. The term of the agreement commenced as of December 1, 2021 and the current term ends on November 30, 2022. This amended and restated employment agreement also served to amend Mr. Schoening’s RSU Agreement, dated January 2, 2019 (the “RSU Agreement”), by changing the third and final vesting date for the restricted stock units granted under such agreement from January 2, 2022 to the “change of control date,” that being the first of the following to occur with respect to the Company: (i) any “Person,” as that term is defined in Sections 13(d) and 14(d) of the Exchange Act, with certain exclusions, is or becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the Company is merged or consolidated with any other corporation or other entity, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) the Company engages in a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which No “Person” (as defined above) acquires fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities. The amended RSU Agreement contains certain exceptions to the definition of change of control.

For a termination by the Company without cause or by Mr. Schoening with good reason, Mr. Schoening will, in addition to other benefits under the agreement, be paid six months’ base salary in effect and, if such termination occurs prior to a change of control, Mr. Schoening will not automatically forfeit the unvested RSUs until and unless the change of control does not occur by March 13, 2023.

General.

The foregoing description of agreements and arrangements involving shares of Common Stock are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC. Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or the Proxy Statement, none of the Company nor, to the best of our knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares of Common Stock as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares of Common Stock as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares of Common Stock if any of the conditions in Section 6 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any shares of Common Stock tendered. See Section 6.

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12.	Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to stockholders whose shares of Common Stock are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer should not incur any U.S. federal income tax liability from the Offer. This summary is based on the Code, Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Offer to Purchase and all of which are subject to change, possibly with retroactive effect, which could affect the continuing validity of this discussion. This summary addresses only shares of Common Stock held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not purport to address all of the tax consequences that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances and does not apply to persons subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, mutual funds, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities (including entities treated as such for U.S. federal income tax purposes), certain former citizens or long-term residents of the United States, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who are accrual method taxpayers required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements, persons who hold shares of Common Stock as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons owning (actually or constructively) more than 5% of our outstanding shares of Common Stock or persons that have a functional currency other than the U.S. dollar). This summary does not apply to shares of Common Stock acquired as compensation, upon the exercise of stock options, under a tax-qualified retirement plan. This summary also does not address tax consequences arising under any laws other than U.S. federal income tax laws, including under state, local or foreign laws, or under U.S. federal estate or gift tax laws. This summary also does not address the 3.8% Medicare surtax on “net investment income,” including, among other things, dividends and net gain from dispositions of property (other than property held in a trade or business), to which certain individuals, estates and trusts whose income exceeds certain thresholds may be subject.

In addition, if a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

This summary is not intended to constitute a complete analysis of all tax considerations relevant to a particular stockholder. Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the particular circumstances pertaining to a stockholder. Each stockholder is urged to consult its own tax advisor regarding the federal, state, local, foreign and other tax consequences of participating in the Offer.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of shares of Common Stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. The term Non-U.S. Holder as used herein does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition of the shares of Common Stock but who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a stockholder is urged to consult his, her, or its own tax advisor regarding the federal, state, local, foreign and other tax consequences of participating in the Offer.

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Consequences of the Offer to U.S. Holders

Characterization of the Purchase of Shares of Common Stock Pursuant to the Offer. Our purchase of shares of Common Stock from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending on the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of shares of Common Stock by a stockholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares of Common Stock for U.S. federal income tax purposes, rather than as a distribution with respect to the shares of Common Stock held by the tendering U.S. Holder, if the sale (i) results in a “complete redemption” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code; (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code; or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”).

●	Complete Redemption. The receipt of cash by a U.S. Holder will be a “complete redemption” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns no shares of Common Stock, actually or constructively, immediately after the shares of Common Stock are sold pursuant to the Offer; or (ii) the U.S. Holder actually owns no shares of Common Stock immediately after the shares of Common Stock are sold pursuant to the Offer and, with respect to shares of Common Stock constructively owned by the U.S. Holder immediately after the offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares of Common Stock under procedures described in Section 302(c) of the Code and applicable Treasury regulations. U.S. Holders wishing to satisfy the “complete redemption” test through waiver of attribution are urged to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

●	Substantially Disproportionate. The receipt of cash by a U.S. Holder will be “substantially disproportionate” if the percentage of our outstanding shares of Common Stock actually and constructively owned by the U.S. Holder immediately following the sale of shares of Common Stock pursuant to the Offer is less than 80% of the percentage of our outstanding shares of Common Stock actually and constructively owned by the U.S. Holder immediately before the sale of shares of Common Stock pursuant to the Offer.

●	Not Essentially Equivalent to a Dividend. The receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” if the surrender of shares of Common Stock pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of shares of Common Stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all of the shares of Common Stock actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares of Common Stock may be purchased by us. Thus, proration may affect whether the surrender of shares of Common Stock by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests.

U.S. Holders are urged to consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of shares of Common Stock pursuant to the Offer.

Sale or Exchange Treatment. A U.S. Holder that satisfies any of the Section 302 Tests generally will recognize gain or loss equal to the difference between the amount of cash it receives under the Offer and the U.S. Holder’s tax basis in such shares of Common Stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Common Stock is more than one year at the time of disposition. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders. Certain limitations apply to the deductibility of capital losses. A U.S. Holder must calculate gain or loss separately for each block of shares of Common Stock (generally, shares of Common Stock acquired at the same price in a single transaction).

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Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 Tests, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s shares of Common Stock, and the U.S. Holder’s tax basis in the shares of Common Stock surrendered generally will be added to any shares of Common Stock retained by the U.S. Holder. This distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current and accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend will be includible in the U.S. Holder’s gross income without reduction for the tax basis of the surrendered shares of Common Stock, and no current loss will be recognized. Currently, dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders if certain holding period and other requirements are met. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in its shares of Common Stock and then as capital gain from the sale or exchange of shares of Common Stock.

To the extent that a corporate U.S. Holder is treated as receiving a dividend, it may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Each corporate U.S. Holder should consult its own tax advisor as to availability of the dividends received deduction and the application of Section 1059 of the Code in light of its particular circumstances.

Information Reporting and Backup Withholding. In general, payments of dividends on the shares of Common Stock and payments of the proceeds of a sale or exchange of shares of Common Stock may be reported to the IRS and may be subject to backup withholding (currently at a rate of 24% of the gross payment made pursuant to the Offer) unless the U.S. Holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (ii) timely provides (usually on IRS Form W-9) a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment of tax that may be refunded to the extent it results in an overpayment of tax provided that the required information related to such refund is timely provided to the IRS. The Company will comply with all applicable reporting and withholding requirements of the IRS.

Consequences of the Offer to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. Holder in respect of any share of Common Stock at any time is effectively connected with the conduct of a trade or business within the United States. Special rules, not discussed herein, may apply to certain Non-U.S. Holders, such as: certain former citizens or residents of the United States; controlled foreign corporations; passive foreign investment companies; corporations that accumulate earnings to avoid U.S. federal income tax; investors in pass-through entities that are subject to special treatment under the Code; and Non-U.S. Holders that are engaged in the conduct of a trade or business within the United States.

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of shares of Common Stock pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase of shares of Common Stock Pursuant to the Offer” unless:

●

the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or

●	we are or have been a U.S. real property holding corporation during the relevant statutory period. We do not believe that we currently are, or have been during the relevant statutory period, a U.S. real property holding corporation.

Distribution Treatment. If a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder will be treated as a distribution with respect to the Non-U.S. Holder’s shares of Common Stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of shares of Common Stock will be determined in the manner described above under “Consequences of the Offer to U.S. Holders — Distribution Treatment.” To the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

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The Depositary (or other applicable withholding agent) will withhold at a 30% rate on the gross proceeds of the Offer payable to a Non-U.S. Holder unless the Non-U.S. Holder provides the Depositary (or other applicable withholding agent) with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing that a reduced rate of, or exemption from, withholding is available under an applicable income tax treaty.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder satisfies one of the Section 302 Tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding (described below) generally will not apply to amounts subject to the 30% or treaty-reduced rate of U.S. federal withholding tax.

NON-U.S. HOLDERS MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX ON THE SALE OF SHARES PURSUANT TO THE OFFER EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME SHARES WERE SOLD ON THE OPEN MARKET. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding. A payment made to a Non-U.S. Holder in the Offer and the amount of tax, if any, withheld from such payment may be reported to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

Provided that a Non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding with respect to amounts received in the Offer that are (i) a dividend or (ii) the proceeds from a sale or exchange of shares of Common Stock. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from a sale or exchange of shares of Common Stock are as follows:

●	If the proceeds are paid to or through the U.S. office of a broker, a Non-U.S. Holder generally will be a subject to backup withholding and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption.

●	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption.

●	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have any of the specified U.S. connections, a Non-U.S. Holder generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation. Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other foreign entities unless various United States information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been met, or an exemption applies (typically certified as to by the delivery of a properly completed IRS W-8BEN-E). Because, as noted above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of these rules on their disposition of shares of Common Stock pursuant to the Offer.

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Consequences of the Offer to Holders of shares of Common Stock that Do Not Tender in the Offer

The Offer should not have U.S. federal income tax consequences to our stockholders that do not tender any shares of Common Stock in the Offer.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

13.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of Common Stock previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares of Common Stock.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of Common Stock not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of Common Stock or terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares of Common Stock that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares of Common Stock tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of shares of Common Stock sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that a waiver of a material condition is a material change in the terms of the offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares of Common Stock being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. If:

●	we increase or decrease the price range to be paid for shares of Common Stock or increase or decrease the value of shares of Common Stock sought in the Offer (and thereby increase or decrease the number of shares of Common Stock purchasable in the Offer), and, in the event of an increase in the value of shares of Common Stock purchased in the Offer, the number of shares of Common Stock accepted for payment in the Offer increases by more than 2% of the outstanding shares of Common Stock; and

●	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13;

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then in each case the Offer will be extended until the expiration of the period of at least ten business days from and, including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time. The requirements to extend the Offer do not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If we increase the value of shares of Common Stock purchased in the Offer such that the additional amount of shares of Common Stock accepted for payment in the Offer does not exceed 2% of the outstanding shares of Common Stock, this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See Section 1.

14.	Fees and Expenses.

We have retained InvestorCom to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. InvestorCom, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have also retained Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. Continental Stock Transfer & Trust Company, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to any dealer manager, brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares of Common Stock pursuant to the Offer. Stockholders holding shares of Common Stock through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers, commercial banks, trust companies or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares of Common Stock through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominee stockholders for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase and related materials to the beneficial owners of shares of Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent, or the agent of the Information Agent or the Depositary, for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares of Common Stock, except as otherwise provided in Section 5 hereof and in Instruction 7 in the Letter of Transmittal. There is no dealer manager for the Offer.

15.	Miscellaneous.

We are not aware of any state where the making of the Offer is not in compliance with applicable law. If we become aware of any state where the making of the Offer is not in compliance with the laws of such state, we will make a good faith effort to comply with the applicable state law. If, after a good faith effort, we cannot comply with the applicable state law, we will not make the Offer to the holders of shares of Common Stock residing in that state. In any state where the securities or “blue sky” laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such state.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors we deem relevant.

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Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any shares of Common Stock other than in the Offer until at least ten business days after the Expiration Date. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Date.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the board of directors, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF COMMON STOCK IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.

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Optex Systems Holdings, Inc

August 18, 2022

The Letter of Transmittal, certificates for shares of Common Stock and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

For Account Information Call Phone: 917-262-2378 or Email: Optex@continentalstock.com

By Mail, Overnight Courier, or Facsimile Transmission

If delivering by mail or overnight courier:
By Mail or Overnight Courier:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Corporate Actions Department	If delivering by facsimile transmission:
(for eligible institutions only): 212-616-7610
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Corporate Actions Department

Stockholders submitting certificates representing shares of Common Stock to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of stock certificates will not be accepted. Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Offer is:

InvestorCom
19 Old Kings Highway S. – Suite 130

Darien, CT 06820

Toll Free (877) 972-0090

Banks and Brokers call collect (203) 972-9300

info@investor-com.com